Exhibit 10.2

OLYMPIC STEEL, INC.

October 28, 2025

BY ELECTRONIC MAIL

Richard Marabito:

Re:	Continued Employment Letter Agreement

Dear Richard:

As you are aware, Olympic Steel, Inc., an Ohio corporation (the “Company”), is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into concurrently herewith between the Company and Ryerson Holding Corporation, a Delaware corporation (the “Parent”), pursuant to which, upon the consummation of the transactions contemplated therein, the Company would be merged with and into a subsidiary of Parent and the Company and each of its direct and indirect subsidiaries will become directly and indirectly wholly owned subsidiaries of Parent (the “Merger”). Reference is made to that certain memorandum of Employment Continuation and Severance Plan, issued to you by the Company, dated as of December 27, 2023 (the “Prior Continuation Letter”).

The purpose of this letter agreement (this “Letter Agreement”) is to memorialize our collective understanding regarding your continued employment with the combined companies following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”). In connection with, and upon the occurrence of, the Closing, you will be appointed as the President and Chief Operating Officer of Parent (the “Appointment”) and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time. If the Merger is not consummated for any reason, this Letter Agreement will be void ab initio.

Compensation

Base Salary

Upon your Appointment, you will remain eligible to receive the same annual rate of base salary of $975,000. Your base salary may be adjusted at the sole discretion of the Board of Directors of Parent (the “Parent Board”) or an authorized committee thereof from time to time, provided, however, in no event shall your base salary be reduced below this level without your written consent.

Annual Cash Incentive

The Closing is expected to occur during 2026, and for the 2026 fiscal year, you will be eligible to receive an annual cash bonus opportunity under the Company’s expected annual bonus program for the 2026 fiscal year, as determined in a manner consistent with the terms set forth on Exhibit A hereto (the “2026 Annual Bonus”). Commencing with the 2027 fiscal year, if so determined by the Parent Board or an authorized committee thereof, you will be eligible to participate in an annual cash incentive plan on the same basis as similarly situated employees of Parent, with target bonus opportunities commensurate with your role as reasonably determined by the Parent Board or an authorized committee thereof. You hereby acknowledge and agree that such transition to Parent’s annual cash incentive plan (including, without limitation, the resulting modification to your annual bonus opportunity) shall not constitute “Good Reason” for purposes of the Severance Plan (as defined below).

Long-Term Incentives

In addition, it is hereby acknowledged that you and the Company have mutually agreed that you will not receive a 2026 long-term incentive award from the Company prior to the Closing. Accordingly, so long as you do not receive any such award, Parent hereby agrees that following the Closing you will be eligible to receive a 2026 long-term incentive award from Parent relating to Parent restricted stock units with a grant date fair value equal to no less than $1,100,000, subject to the approval of the compensation committee of the Parent Board, and that will be subject to time- and performance-based vesting conditions consistent with the time- and performance-based vesting conditions that apply to similarly situated executives of Parent and its affiliates; provided, that, any such long-term incentive award will not provide for any special vesting terms relating to “retirement” or a termination of employment in connection with a “retirement” and will otherwise be subject to the terms and conditions of Parent’s Second Amended and Restated 2014 Omnibus Incentive Plan, as amended or amended and restated from time to time (the “Parent Equity Plan”).

In addition, in connection with your Appointment and upon the occurrence of the Closing, Parent is pleased to inform you that, subject to the approval of the compensation committee of the Parent Board, you will be granted a special one-time sign-on Parent restricted stock unit award with a grant date fair value of $3,880,000 (the “Sign On RSU”) pursuant to the Parent Equity Plan and standard form of award agreement, with the number of shares subject to each Sign On RSU determined using the per-share closing price of Parent’s common stock as of the date of Closing; provided, that in no event will the number of shares underlying the Sign On RSU grant relate to less than 150,496 shares of Parent or more than 169,309 shares of Parent. The Sign On RSU will vest, subject to your continued employment through such date, on the third anniversary of the Closing; provided, that, if your employment is terminated by Parent without “Cause” (as defined in Exhibit B) or if you terminate your employment for “Good Reason” (as such terms are defined in the Severance Plan as modified herein), subject to your timely execution and delivery to Parent of a general release in favor of Parent, the Company, and each of their affiliates that is acceptable to Parent, within twenty-one (21) days (or in the event that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date of termination and your non-revocation of such release during the applicable revocation period, all of your outstanding and then-unvested Sign On RSUs will become vested. Further, if your employment is terminated due to a Disability (as defined in the Severance Plan) or due to your death, you will be eligible to vest into a pro-rated number of your Sign On RSUs, determined based on the number of days in the three-year vesting period that has elapsed as of such date, provided that the foregoing release condition is satisfied by either by you or on your behalf by your estate or a person having legal power of attorney over your affairs.

Commencing with the 2027 fiscal year, you will be eligible to participate in Parent’s long-term incentive plan on the same basis as similarly situated employees of Parent and the terms and condition of any equity award granted to you will be determined by the Parent Board, in its sole discretion and in a manner consistent with the equity awards made available to similarly situated executives of Parent and its affiliates. You hereby acknowledge and agree that such transition to Parent’s long-term incentive plan (including, without limitation, the resulting modification to your annual long-term incentive opportunity) shall not constitute “Good Reason” for purposes of the Severance Plan.

Benefits; Severance

During 2026, you will be eligible to receive employee benefits and perquisites that are at least as good as the employee benefits and perquisites provided to you prior to the Closing, which must include the

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following: (A) medical, dental, disability, and life insurance benefits and 401(k) plan contributions, (B) a car allowance and cell phone allowance of $2,200 per month, (C) reimbursement of up to $10,000 per year for personal tax preparation and financial services fees, and (D) payment of country club dues. Commencing with the 2027 fiscal year and for each fiscal year thereafter, if so determined by the Parent Board, in lieu of the foregoing, you may instead be eligible to participate in the health, welfare, and retirement benefits made available to similarly situated executives of Parent. Further, you hereby acknowledge and agree that your car and cell phone allowance and reimbursement for personal tax services and country club dues may be replaced with a one-time adjustment to your base salary equal to the cost of the foregoing.

Further, while your employment remains at-will, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, each of Parent and the Company hereby acknowledge and agree that following the Closing, you will remain eligible to receive the same severance payments and benefits set forth in the Key Executive Severance Plan, effective November 2, 2023 (the “Severance Plan”), subject to the terms and conditions set forth in the Severance Plan and acknowledgements set forth herein.

Good Reason Acknowledgement

By signing below and subject to, conditioned on and in consideration for, your Appointment and your receipt of the Sign-On RSU and compliance with this Letter Agreement by the Company and Parent, you acknowledge and agree that you fully and voluntarily waive your rights (a) to submit a notice of “Good Reason” termination under prong (i), (ii) or, as it relates to reasonable travel that may be required of you to effectively perform your duties and responsibilities or otherwise for business reasons, (iii) of such definition and/or (b) to claim severance or similar benefits in connection with your Appointment or any change, individually or collectively, in your reporting structure, authority, duties, position, or responsibilities as a result of your appointment, under the Severance Plan, or with respect to any of your outstanding awards subject to the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan, the Olympic, Inc. Senior Management Compensation Plan, or the Olympic Steel, Inc. C-Suite Long Term Incentive Plan, each as may be amended from time to time (together, the “Incentive Plans”), and the applicable award agreements issued to you thereunder, or any other agreement to which you are a party with the Company or any of its subsidiaries or any other plan or policy maintained by the Company or any of its subsidiaries. You further acknowledge and agree that your future commencement of participation in the Parent’s compensation and employee benefits plans (including short- and long-term incentive plans) in accordance with the terms hereof will not give rise to a claim for “Good Reason” under prong (i) or (ii) of such definition under the Severance Plan. Further, you hereby acknowledge and agree that you will spend sufficient time at the Company’s offices, facilities and elsewhere to effectively perform your duties and responsibilities and that you may be required to travel from time to time for business reasons, and that each of the foregoing shall not constitute “Good Reason” pursuant to prong (iii) of such definition under the Severance Plan, in each case regardless of whether such travel is significantly greater than was customary prior to the Closing.

Except as otherwise modified herein, each of the Severance Plan, the Incentive Plans, and the awards agreements issued to you thereunder, and any other agreement to which you are a party with the Company or any of its subsidiaries shall remain in full force and effect in accordance with its existing terms and you will retain all of your rights thereunder as to any future transactions, changes or other matters not described in this Letter Agreement, except that “Good Reason” is to be measured against the reporting structure, authority, duties, position, and responsibilities assigned to you at Closing in connection with your Appointment and the compensation and benefits contemplated herein. By signing below, Parent hereby assumes and agrees to be subject to and bound by the Severance Plan from and after the Closing.

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Scope of Confidentiality, Non-Compete and Non-Solicit Restrictions

Further, as a condition of Parent’s willingness to enter into this Letter Agreement and your continued employment with the combined companies, you hereby reaffirm the obligations and covenants made by you in favor of the Company pursuant to that certain Participation Notice for the Severance Plan and acknowledge and agree that from and after Closing all references to the “Company” set forth in the non-competition, non-solicitation and confidentiality obligations set forth in your Participation Notice for the Severance Plan shall hereafter refer to each of the Company, Parent, and each of their respective direct and indirect subsidiaries (as amended, the “Restrictive Covenants”). The parties hereto acknowledge and agree that the Letter Agreement and the Restrictive Covenants will be considered separate contracts, and the Restrictive Covenants will survive the termination of this Letter Agreement for any reason other than a termination resulting from the termination of the Merger Agreement or the abandonment of the Merger.

Clawback

Any compensation provided by the terms of this Letter Agreement, and such other applicable compensation payable to you, will be subject to potential mandatory cancellation, forfeiture, and/or repayment by you to the Company or Parent, as applicable, to the extent that you are, or in the future become, subject to (x) any Company or Parent clawback or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards, or otherwise or (y) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company and/or Parent, as applicable, with respect to awards and the recovery of amounts relating thereto. By executing this Letter Agreement, you consent to be bound by the terms of any applicable clawback policy, and agree and acknowledge that you are obligated to cooperate with, and provide any and all assistance necessary to, the Company or Parent in its efforts to recover or recoup any. applicable compensation that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards, or company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to facilitate the recovery or recoupment by the Company or Parent from you of any such amounts, including from your accounts or from any other compensation, to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended. You will also be subject to (or deemed subject to) all other policies applicable to other similarly situated senior executives from time to time.

Miscellaneous

This Letter Agreement, together with its schedules, exhibits, and any documents expressly incorporated by reference, constitutes the entire agreement among you, the Company and Parent with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, negotiations, representations, warranties, and communications, whether written or oral, relating to such subject matter, including the Prior Continuation Letter.

The Company may withhold from any amounts payable to you under this Letter Agreement or otherwise related to your employment all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation, or ruling.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to conflict of law rules, and the exclusive venue of any legal proceeding concerning or arising under this Letter Agreement shall be the state and federal district courts that are located in the State of Ohio and you hereby waive any right to trial by jury in connection with any dispute arising under or concerning this Letter Agreement. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, subject to the terms hereof.

This Letter Agreement will be binding upon and inure to the benefit of each of Parent, the Company, and their respective successors and assigns. Neither this Letter Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by Parent or the Company without your prior written consent (which will not be unreasonably withheld, delayed, or conditioned), to a person or entity other than an assignment to an affiliate or parent entity of Parent or the Company. Your rights and obligations under this Letter Agreement will not be transferable by you by assignment or otherwise, without the prior written consent of Parent and the Company; provided, however, that if you die, all amounts then payable to you hereunder will be paid in accordance with the terms of this Letter Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

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To confirm your agreement with the foregoing, please execute both copies of this Letter Agreement where indicated below and return one executed copy to Mark S. Silver, Executive Vice President, General Counsel and Chief HR Officer of Parent, and retain one copy for your files.

Sincerely,

OLYMPIC STEEL, INC.

By:	/s/ Richard A. Manson
Name:	Richard A. Manson
Title:	Chief Financial Officer

RYERSON HOLDING CORPORATION

By:	/s/ Edward J. Lehner
Name:	Edward J. Lehner
Title:	Chief Executive Officer

Agreed and accepted as of October 28, 2025:

/s/ Richard T. Marabito

Richard T. Marabito

[Signature Paget to Continued Employment Letter Agreement]

Exhibit A

2026 Annual Bonus Principles

1.

Defined Terms. Defined terms used in this Exhibit A to the Letter Agreement to which it is attached shall have the meanings ascribed to such terms in the Letter Agreement. In addition, for purposes of this Exhibit A, the following terms shall have the following meanings:

•	“Average Net Assets” means the 12-month average of net accounts receivable, net inventory, and net property, plant, and equipment during the 2026 fiscal year.

•	“Combined Companies” means Parent, the Company, and each of their direct and indirect subsidiaries.

•	“Company Group” means the Company and each of its direct and indirect subsidiaries as of immediately prior to the Closing.

•

“EBITDA” means annual earnings before interest, taxes, depreciation, and amortization (computed without respect to any LIFO adjustments), computed in a manner consistent with Company’s prior year calculation, provided, that, it shall exclude any one-time extraordinary transaction costs relating to the Merger incurred by the Company or any other costs pushed down from Parent to the Company Group following the Closing and during 2026 other than costs approved by the Parent Board or an authorized committee thereof related to costs that are required to be allocated across the enterprise as ordinary course expenses that would have otherwise been borne by the Company Group on a stand-alone basis had it remained a stand-alone (i.e., audit fees, investments in cyber security, etc.).

•	“Return on Assets” means EBITDA divided by Average Net Assets.

2.

Bonus Formula and Cap. For the 2026 fiscal year, your 2026 Annual Bonus will be equal to 1.15% of the Company Group’s EBITDA (the “Payout Percentage”), calculated in a manner consistent with the Company’s past practice of calculating EBITDA for purposes of its annual bonus plan. Notwithstanding the foregoing, the maximum amount of your 2026 Annual Bonus will in no event be greater than $3,000,000.

3.

ROA Floor. Your 2026 Annual Bonus will be subject to the achievement of a Return on Assets by the Company Group of at least 5%. If the Company Group’s Return on Assets is less than 5% during 2026, you shall not be entitled to a 2026 Annual Bonus.

4.

The 2026 Annual Bonus, if any, shall be paid to you at the same time that annual bonuses are paid to similarly situated employees of Parent in the ordinary course and consistent with past practice, subject to your continuous employment through the payment date, but no later than March 15, 2027.

5.

Extraordinary items will be excluded in assessing the level of performance for purposes of determining your 2026 Annual Bonus (e.g., large write-down of an asset unrelated to normal operations), unless the Parent Board determines that an extraordinary item shall not be excluded and the inclusion of the extraordinary item results in a lesser award amount. Further, the Parent Board may make such other equitable adjustments in determining the 2026 Annual Bonus payable to you hereunder to reflect (i) a significant acquisition or divestiture, (ii) a significant capital transaction, and (iii) any other unusual nonrecurring or other extraordinary event or item, including, without limitation, those resulting from the integration of the Combined Companies, in each case, as the Parent Board deems, in its good faith discretion, required in order to address any dilution or enlargement of the rights intended to be granted to, or available for, you herein.

Exhibit B

“Cause” Definition

“Cause” means a reasonable determination by the Parent Board made in good faith, pursuant to the exercise of its business judgment, that anyone of the following events has occurred:

•	You are found by the Parent Board to have engaged in (i) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, or (v) embezzlement in the performance of your duties;

•

You are found by the Parent Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities, Federal Sentencing Guidelines, and relevant case law interpretations;

•

You sign or certify statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Parent Board has made a reasonable determination in good faith that you knew or should have known that such statements were false or inaccurate in any material respect;

•

You have been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving Parent, the Company, or any of their respective affiliates (other than pursuant to actions taken at the direction or with the approval of the Parent Board) and a special committee of the Parent’s Board, chaired by an outside director appointed by the Parent’s Chair of the Audit Committee, considers the matter, makes a recommendation to the Parent’s Board to terminate your employment for Cause, and the Parent Board concurs in that recommendation; or

•	You are found by the Parent Board to have engaged in a material violation of the Code of Conduct of the Company or Parent as then in effect.